SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

iQSTEL Inc.

(Exact name of registrant as specified in its charter)

Nevada	45-2808620
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Aragon Avenue, Suite 375 Coral Gables, FL	33134
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange of which each class is to be registered
Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box.  [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box.  [X]

Securities Act registration statement file number to which this form relates: 333-176376 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value of $0.001

(Title of class)

Item 1.  Description of Registrant’s Securities to be Registered.

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share. We do not have any authorized preferred stock. As of August 31, 2018, there were 15,002,599 shares of our common stock issued and outstanding.  Our shares are held by thirty eight (38) stockholders of record.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. The holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have no warrants to purchase shares of our common stock.

Options

We have no options to purchase shares of our common stock.

Convertible Securities

We have convertible notes that allow for conversion of principal and interest into 104,168 shares of our Common Stock at a weighted average conversion price of $0.96 as of August 31, 2018.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our articles of incorporation and bylaws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Listing of Common Stock

Our Common Stock is currently quoted on the OTC Pink under the trading symbol “IQST.”

Transfer Agent and Registrar

The transfer agent and registrar of our Common Stock is Pacific Stock Transfer, located at 173 Keith Street, Suite 3, Warrenton, Virginia 20186 telephone: (571) 485-9998.

Item 2.  Exhibits

Exhibit No.	Description of Exhibit
Exhibit 2.1	Membership Interest Purchase Agreement(1)
Exhibit 3.1	Articles of Incorporation of the Registrant (2)
Exhibit 3.2	Bylaws of the Registrant (2)
Exhibit 3.3	Certificate of Amendment(3)
Exhibit 10.1	Termination Agreement(4)
Exhibit 10.2	International Distribution Agreement(4)
Exhibit 10.3	Stock Purchase Agreement(5)
Exhibit 10.4	Trademark License Agreement(6)
Exhibit 10.5	EMA Convertible Note(7)
Exhibit 10.6	Typenex Convertible Note(7)
Exhibit 10.7	Pinz Convertible Note(7)
Exhibit 10.8	Mastoris Subscription Agreement(7)
Exhibit 10.9	Principe Subscription Agreement(7)
Exhibit 10.10	Kamen Subscription Agreement(7)
Exhibit 10.11	Conversion Agreement with Carmen Cabell(8)
Exhibit 10.12	Conversion Agreement with Patrick Gosselin(8)
Exhibit 10.13	Conversion Agreement with Mark Engler(8)
Exhibit 10.14	Employment Agreement with Leandro Iglesias(8)
Exhibit 10.15	Employment Agreement with Alvaro Quintana Cardona(8)
Exhibit 10.16	Employment Agreement with Juan Carlos Lopez Silva(8)

1.Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on June 28, 2018.

2.Incorporated by reference to the Company’s Registration Statement on Form S-1 filed with the US Securities and Exchange Commission on August 18, 2011.

3.Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on August 31, 2018.

4.Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed with the US Securities and Exchange Commission on April 6, 2012.

5.Incorporated by reference to the Company’s Form 10-K filed with the US Securities and Exchange Commission on October 3, 2013.

6.Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on August 13, 2015.

7.Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on August 17, 2016.

8.Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on June 28, 2018.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DATE: September 4, 2018

iQSTEL Inc.

By: /s/ Leandro Iglesias

Leandro Iglesias

Title: Chief Executive Officer